Exhibit 15(d)

September 19, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated May 7, 2008 and August 7, 2008 on our reviews of interim financial information of The Toledo Edison Company for the three month period ended March 31, 2008 and 2007 and the three-month and six-month periods ended June 30, 2008 and 2007 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, are incorporated by reference in its Registration Statement on Form S-3 dated September 19, 2008.

Very truly yours,

/s/ PricewaterhouseCoopers LLP